As filed with the Securities and Exchange Commission on September 4, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jiayin Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

26th Floor, Building No. 1, Youyou Century Plaza,

428 South Yanggao Road,

Pudong New Area, Shanghai 200122

People’s Republic of China

+86 21-6082-8732

(Address of Principal Executive Offices and Zip Code)

2019 Share Incentive Plan

(Full Title of the Plan)

Cogency Global Inc.

10 East 40th Street, 10th Floor

New York, NY 10016

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq. Meng Ding, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central, Hong Kong +852-3761-3300	Steve Lin, Esq. Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86-10-5737-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$0.000000005 per share	40,064,800(3)	US$0.1223(3)	US$4,899,925.04	US$593.87
Ordinary shares, par value US$0.000000005 per share	13,935,200(4)	US$2.8950(5)	US$40,342,404.00	US$4,889.50
Total	54,000,000(6)	—	US$45,242,329.04	US$5,483.37

(1)

The securities to be registered hereby may be represented by American depositary shares, or ADSs, of Jiayin Group Inc. (the “Registrant”). Each ADS represents four Class A ordinary share, par value of US$0.000000005 per share, of the Registrant (“Ordinary Share”). The Registrant’s ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-229579).

(2)

This registration statement on Form S-8 (this “Registration Statement”) registers Ordinary Shares issuable or otherwise deliverable pursuant to the Registrant’s 2019 Share Incentive Plan (the “Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the Plan to prevent dilution from share subdivision, share dividends or similar transactions as provided in the Plan.

(3)

The amount to be registered represents Ordinary Shares issuable or otherwise deliverable upon grant and exercise of 40,064,800 options under the Plan to replace the 10,016,200 options outstanding under the Registrant’s 2016 Share Incentive Plan. Pursuant to Rule 457(h), the corresponding proposed maximum offering price per share represents the exercise price of these options, which is RMB0.8750 per share. The exercise price is presented in U.S. dollars solely for the purpose of determining the amount of registration fee. The translations from RMB to U.S. dollars and from U.S. dollars to RMB in this Registration Statement were made at a rate of RMB7.1543 to US$1.00, the exchange rates set forth in the H.10 statistical release of the Federal Reserve Board on August 30, 2019.

(4)	The amount to be registered represents Ordinary Shares reserved for future award grants under the Registrant’s 2019 Share Incentive Plan.
(5)

The corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Stock Market on September 3, 2019 and adjusted for the Ordinary Share-to-ADS ratio.

(6)

Any Ordinary Shares covered by an award granted under the Plan (or portion of an award) that expires or for any reason is cancelled or terminated without having been exercise or settled or that is forfeited or repurchased and held as treasury shares shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares which may be issued under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing information specified in this Part I of Form S-8 will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s prospectus dated May 9, 2019 (File No. 333-228896) filed with the Commission on May 10, 2019 pursuant to Rule 424(b)(4) under the Securities Act; and

(b) The description of the Registrant’s Ordinary Shares contained in its registration statement on Form 8-A (File No. 001-38806) filed with the Commission on February 8, 2019, including any amendment and report filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under the Registrant’s amended and restated memorandum and articles of association, to the maximum extent permissible by applicable law, every director and officer of the Registrant shall be indemnified against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-228896), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer of the Registrant.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-228896), also provides for indemnification of the Registrant and its officers and directors.

The Registrant currently carries liability insurance for its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable

Item 8. Exhibits.

See Exhibit Index beginning on page 4 of this registration statement.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

JIAYIN GROUP INC.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1 (File No. 333-228896) filed with the Commission on December 19, 2018)

4.2	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1 (File No. 333-228896) filed with the Commission on December 19, 2018)

4.3	Form of Deposit Agreement among the Registrant, Citibank, N.A., and the holders and beneficial owners of the American depositary shares issued thereunder (incorporated by reference to Exhibit 4.3 to the Registrant’s registration statement on Form F-1 (File No. 333-228896) filed with the Commission on December 19, 2018)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of Ordinary Shares being registered

10.1*	2019 Share Incentive Plan

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP., Independent Registered Public Accounting Firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on September 4, 2019.

Jiayin Group Inc.

By:	/s/ Dinggui Yan
Name:	Dinggui Yan
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Dinggui Yan and Mr. Chunlin Fan as his true and lawful attorney-in-fact with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dinggui Yan Name: Dinggui Yan	Director and Chief Executive Officer (principal executive officer)	September 4, 2019

/s/ Chunlin Fan Name: Chunlin Fan	Director and Chief Financial Officer (principal financial and accounting officer)	September 4, 2019

/s/ Yifang Xu Name: Yifang Xu	Director and Chief Risk Officer	September 4, 2019

/s/ Libin Wang Name: Libin Wang	Director	September 4, 2019

/s/ Yuhchang Hwang Name: Yuhchang Hwang	Independent Director	September 4, 2019

/s/ Meng Rui Name: Meng Rui	Independent Director	September 4, 2019

[Signature Page to Form S-8]

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jiayin Group Inc., has signed this Registration Statement or amendment thereto in New York, on September 4, 2019.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Siu Fung Ming
Name: Siu Fung Ming
Title: Assistant Secretary

[Signature Page to Form S-8]